Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Access Anytime Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-28217, No. 333-104906, and No. 333-28215) on Forms S-8 of Access Anytime Bancorp, Inc. and subsidiary of our report dated February 11, 2005, with respect to the consolidated statements of financial condition of Access Anytime Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-KSB of Access Anytime Bancorp, Inc.

KPMG LLP

Albuquerque, New Mexico

March 1, 2005